Exhibit 99.1

Caremark Rx, Inc. Announces Planned Changes to Management Team and

Board of Directors

NASHVILLE, Tenn., Mar 17, 2004 (BUSINESS WIRE) — Caremark Rx, Inc. (NYSE: CMX) today announced changes to the Company’s management team and Board of Directors that will be effective immediately following the close of its acquisition of AdvancePCS (NASDAQ:ADVP). Assuming receipt of required stockholder approvals and the satisfaction of other closing conditions, the transaction is expected to close as soon as practicable after the stockholders meetings of Caremark Rx and AdvancePCS scheduled on March 22, 2004.

Mac Crawford will continue to serve as Chairman and Chief Executive Officer. Mr. Crawford will also assume the role of President. A.D. Frazier, currently President and Chief Operating Officer of Caremark Rx, will retire from the Company and its Board of Directors effective upon closing of the transaction. Other members of the management team of Caremark Rx after the closing of the transaction include:

— Howard McLure—Chief Financial Officer

— Ed Hardin—General Counsel

— Dr. Joe Aita—Chief Clinical Officer

— Dave Golding—Specialty Products and Services

— David Joyner—Sales

— Brad Karro—Corporate Development

— Phil Loftus and Ron Merlino—Information Systems

— Kirk McConnell—Human Resources

— Rudy Mladenovic—Industry Relations

— Diane Nobles—Compliance and Integrity

— Rusty Ring—Government Relations

— Rich Scardina—Operations

— Sid Stolz—Marketing

— Mark Story—Quality Initiatives

“The Board and I are pleased to have been able to put together such a strong management team in combining these two companies,” said Crawford. “The entire team is anxious to move forward with our integration and excited about the tremendous opportunities that the combined company will enjoy.”

As previously disclosed, Caremark today announced that, effective upon closing of the transaction, the following three former AdvancePCS directors will join the Caremark Board of Directors:

— Jean-Pierre Millon, Special Limited Partner of Care Capital, LLC and former CEO of

     PCS Health Systems

— George Poste D.V.M., Ph.D, Chief Executive Officer of Health Technology Networks

— Michael D. Ware, Managing Director of Advance Capital Markets

Mr. Crawford added: “On behalf of the Board of Directors, I want to thank certain very key members of the AdvancePCS leadership team who have elected to take the opportunity upon closing of the transaction to pursue other interests, including: David Halbert, Jon Halbert, Danny Phillips, Yon Jorden, John Sattler, Susan de Mars, Leslie Simmons and Laurie Johansen of AdvancePCS. These individuals contributed greatly to the success of AdvancePCS and made it possible for us to combine Caremark and AdvancePCS into a dynamic industry leader.”

About Caremark Rx, Inc.

Caremark Rx, Inc. is a leading pharmaceutical services company, providing comprehensive drug benefit services through its affiliate Caremark Inc. to over 1,200 health plan sponsors and their participants throughout the U.S. Caremark’s clients include corporate health plans, managed care organizations, insurance companies, unions, government agencies and other funded benefit plans. The company operates a national retail pharmacy network with over 55,000 participating pharmacies, four state-of-the-art mail service pharmacies, the industry’s only FDA-regulated repackaging plant and nineteen specialty distribution mail service pharmacies for delivery of advanced medications to individuals with chronic or genetic diseases and disorders.

Additional information about Caremark Rx is available on the World Wide Web at www.caremarkrx.com

About AdvancePCS

AdvancePCS (www.advancepcs.com) is the nation’s leading provider of health improvement services. AdvancePCS offers health plans a wide range of health improvement products and services designed to improve the quality of care delivered to health plan members and manage costs.

The company’s capabilities include integrated mail service and retail pharmacy networks, innovative clinical services, customized disease management programs, specialty pharmacy, outcomes research, information management, prescription drug services for the uninsured and online health information for consumers. AdvancePCS clients include Blue Cross and Blue Shield organizations, insurance companies and HMOs, Fortune 500 employers, Taft-Hartley groups, third-party administrators, state and local governments, and other health plan sponsors.

AdvancePCS is listed as both a Fortune 500 and a Fortune 500 Global company. AdvancePCS is ranked by Fortune magazine as one of America’s 100 fastest-growing public companies and is included on the Forbes Platinum 400 list of best big companies. AdvancePCS earned the No. 3 spot on the Barron’s 500 list of best performing companies.

Safe Harbor Statement

This press release contains statements that constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations of management of both companies. There are a number of risks and uncertainties that could cause actual results to differ materially from the expectations of management. You are encouraged to consult the filings which each of Caremark Rx, Inc. and AdvancePCS make with the Securities and Exchange Commission for more information concerning such risks and uncertainties. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

Additional information about Caremark Rx is available on the World Wide Web at http://www.caremark.com.

Additional information about AdvancePCS is available on the World Wide Web at http://www.advancepcs.com.